Exhibit 99.1

Speedus Files Patent Suits Against Verizon Wireless

May 12, 2006 – New York, New York

Speedus Corp. (NASDAQ: SPDE) announced today that its unit CellularVision Technology & Telecommunications, L.P. (CT&T) filed suits on May 11 against Cellco Partnership (d/b/a Verizon Wireless). Verizon Wireless is a joint venture of Verizon Communications (NYSE:VZ) and Vodafone (NYSE and LSE: VOD). The suits address technologies now used by Verizon to transmit television to wireless users over cellular networks and the simultaneous transmission of analog and digital signals within the same bandwidth.

Speedus pioneered wireless broadband and cellular transmission of television. A Verizon Communications unit invested in and managed a wireless unit of Speedus Corp. in 1993. “We are astonished by Verizon’s infringement here”, said Shant Hovnanian, CEO and Chairman of Speedus, “since our past relationship with Verizon shows their full knowledge of our intellectual property holdings. We are asking Verizon to cease and desist from these infringements in their network services.”

Two separate complaints were filed in United States District Court in the Southern District of Florida, in which Speedus asserts Verizon Wireless is infringing two Speedus patents. U.S. Patent No. 5,949,793, “Transmission of Digital and Analog Signals in the Same Band”, covers cellular transmissions using simultaneous analog and digital technology in the same bandwidth, which Verizon is infringing in its operation of Cellular phone systems nationwide. U.S. Patent No. 4,747,160, “Low Power Multi-Function Cellular Television System”, covers the use of cellular systems to deliver television signals, which is also infringed by Verizon.

About Speedus Corp.

Speedus is a pioneer in wireless broadband, owning both wireless spectrum and a portfolio of broadband IP. Speedus also holds controlling interests in Zargis Medical Corp. and F&B Güdtfood Holdings, Inc.

Additional information on Speedus Corp. and its services may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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